EXHIBIT 99


(1) Pursuant to a Note Purchase Agreement, dated as of December 4, 2003, by and among Micro Therapeutics, Inc. (the "Company"), Vertical Fund I, L.P., a Delaware limited partnership ("VFI"), and Vertical Fund II, L.P., a Delaware limited partnership ("VFII" and together with VFI, "Vertical"), and the other investors named therein (the "Note Purchase Agreement"), Vertical agreed to purchase an aggregate principal amount of $1,300,000 of exchangeable promissory notes from the Company (the "Exchangeable Notes"). The Exchangeable Notes accrue interest at 7% per annum, which interest compounds quarterly. Pursuant to the Note Purchase Agreement, the Company has agreed to call a special meeting of its stockholders to approve, among other things, an exchange of the Exchangeable Notes for shares of its common stock. If stockholder approval is obtained at the special meeting, the Exchangeable Notes will be exchanged for such number of shares of common stock determined by dividing (i) the aggregate principal balance on such Exchangeable Notes plus accrued and unpaid interest thereon at the time of the exchange by (ii) $2.73 (subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination or other corporate actions having the similar effect with respect to the common stock). For the purpose of this Form 4, it has been assumed that the Exchangeable Notes will be exchanged into 476,190 shares of common stock (determined by dividing $1,300,000 by $2.73). This assumption, however, does not give effect to interest accruing on the Exchangeable Notes which will also be exchanged for shares of common stock determined in the manner summarized above.

(2) The reporting person, a director of the Company, is a general partner of The Vertical Group, L.P., a Delaware limited partnership, the sole general partner of VFI and VFII. VFI and VFII are members of ev3 LLC, a Delaware limited liability company, which wholly owns Micro Investment, LLC, a Delaware limited liability company ("Micro LLC"). By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, the reporting person may be deemed to be the beneficial owner of the 24,336,759 shares of the Company's common stock owned by Micro LLC, although he disclaims beneficial ownership of those shares, except to the extent of any indirect pecuniary interest therein.